EXHIBIT 99.1

NETLOJIX COMMUNICATIONS ANNOUNCES GOING-PRIVATE TRANSACTION

SANTA BARBARA, Calif.--(BUSINESS WIRE)--Dec. 30, 2002--NetLojix Communications, Inc. (OTC: NETX.OB), a leading provider of network access and technical management, announced today that the signing of a definitive agreement for the merger of NetLojix Acquisitions Corporation with and into NetLojix. NetLojix Acquisitions Corporation is owned and controlled by Anthony E. Papa and James P. Pisani (NetLojix's Chief Executive Officer and President, respectively).

Under the terms of the merger, NetLojix Acquisitions Corporation will pay approximately $260,000 for all the outstanding shares of NetLojix's common stock (other than those shares beneficially owned by Mr. Papa and Mr. Pisani).  Stockholders will receive $0.02 in cash, without interest, for each outstanding share of NetLojix's common stock (other than any shares owned by Mr. Papa or Mr. Pisani or any dissenting stockholders).  Following the merger, NetLojix will no longer be publicly traded and will continue operations as a privately held corporation.

The merger and the merger agreement have been approved by both an independent special committee and by the full Board of Directors of NetLojix.  However, the closing of the merger is subject to a number of conditions, including approval by a majority of NetLojix stockholders.

About NetLojix

NetLojix is a provider of network access and technical management including broadband access, IT support and managed hosting.  The company provides design, integration and management of e-business solutions. For further information, please visit the company's Web site at www.netlojix.com.

All statements in this news release other than statements of historical fact are forward-looking statements that involve substantial risks and uncertainties. These statements may differ materially from actual future events or results. NetLojix may not commence or complete the proposed transaction described in this press release. Investors should read NetLojix's proxy statement and other documents, if and when they become available, describing the proposed transaction and the documents incorporated therein for a more detailed discussion of the proposed transaction and the associated risks and uncertainties. The forward-looking statements contained in this press release speak only as of the date hereof and NetLojix disclaims any intent or obligation to update these forward-looking statements.